UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2012

F.N.B. CORPORATION

(Exact name of registrant as specified in its charter)

Florida	001-31940	25-1255406
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	One F.N.B. Boulevard, Hermitage, PA	16148
	(Address of Principal Executive Offices)	(Zip Code)

(724) 981-6000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 22, 2012, F.N.B. Corporation (“FNB”), the parent company of First National Bank of Pennsylvania (“FNB Bank”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Annapolis Bancorp, Inc. (“Annapolis Bancorp”), the parent company of BankAnnapolis (“BankAnnapolis”), pursuant to which Annapolis Bancorp will merge with and into FNB (the “Merger”). Promptly following consummation of the Merger, it is expected that BankAnnapolis will merge with and into FNB Bank.

Pursuant to the Merger Agreement, shareholders of Annapolis Bancorp will receive 1.143 shares of FNB common stock for each share of common stock they own (the “Exchange Ratio”). In addition to the stock consideration, Annapolis Bancorp shareholders may receive up to $0.36 in cash for each share of Annapolis Bancorp common stock they own, dependent upon the amount collected by BankAnnapolis under a particular loan, including by a sale of the loan. The amount of additional cash consideration that Annapolis Bancorp shareholders may be entitled to receive is to be determined by multiplying $0.36 by the ratio of (1) the portion of the outstanding loan amount actually collected in cash as of the effective time of the Merger, to (2) the total outstanding loan amount, as of the effective time of the Merger, expressed as a fraction. FNB has the right to approve any proposed sale of the loan for less than approximately 44% of the original loan amount.

The Merger Agreement contains (a) customary representations and warranties of Annapolis Bancorp and FNB, including, among others, with respect to corporate organization, capitalization, corporate authority, third party and governmental consents and approvals, financial statements, and compliance with applicable laws, (b) covenants of Annapolis Bancorp and FNB to conduct their respective businesses in the ordinary course until the Merger is completed; and (c) covenants of Annapolis Bancorp and FNB not to take certain actions during such period. Annapolis Bancorp has also agreed that neither it nor its representatives will (i) solicit proposals relating to alternative business combination transactions or, (ii) subject to certain exceptions, enter into discussions concerning, furnish information in connection with, any proposals for alternative business combination transactions, or approve, endorse or recommend or take other actions relating to, an alternative business combination transaction.

Upon consummation of the Merger, (i) each outstanding share of Annapolis Bancorp’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “TARP Preferred Stock”), unless repurchased or redeemed prior to the Merger, will be converted into the right to receive one share of FNB preferred stock with substantially the same rights, powers and preferences as the TARP Preferred Stock, and (ii) the outstanding warrant (the “TARP Warrant”) to purchase Annapolis Bancorp common stock, which Annapolis Bancorp issued to the United States Department of the Treasury on January 30, 2009, will be converted into a warrant to purchase shares of FNB common stock, subject to appropriate adjustments based on the Exchange Ratio. Subject to the receipt of requisite regulatory approvals, the parties have agreed to use their reasonable best efforts to have the TARP Preferred Stock either purchased by FNB or one of its subsidiaries, in which case it is expected to be extinguished upon consummation of the Merger, or redeemed by Annapolis Bancorp. FNB also may elect to purchase the TARP Warrant, or require Annapolis Bancorp to repurchase said warrant, prior to or upon consummation of the Merger.

Outstanding Annapolis Bancorp stock options and share awards relating to Annapolis Bancorp common stock will be converted into options and share awards relating to shares of FNB common stock upon consummation of the Merger, subject to adjustments based on the Exchange Ratio. The Annapolis Bancorp, Inc. 2007 Employee Stock Purchase Plan (the “ESPP”) will be terminated on the first trading day after the date of the Merger Agreement, whereupon all options then outstanding under the ESPP will be automatically exercised for shares of Annapolis Bancorp common stock which, upon consummation of the Merger, will be entitled to the same merger consideration as all other then-outstanding shares of Annapolis Bancorp common stock.

Consummation of the Merger is subject to certain conditions, including, among others, approval of the Merger by Annapolis Bancorp shareholders, governmental filings and regulatory approvals and expiration of applicable waiting periods, accuracy of specified representations and warranties of each party, effectiveness of the registration statement to be filed by FNB with the SEC to register shares of FNB common stock to be offered to Annapolis Bancorp shareholders, receipt of tax opinions, and the absence of any injunctions or other legal restraints. As an additional condition to closing, Messrs. Richard M. Lerner and Lawrence E. Lerner (as well as an entity controlled by Mr. Lawrence Lerner) will be required to enter into an agreement with FNB providing that each share of FNB common stock to be received by those persons in connection with the Merger shall be subject to a lock-up for 12 months beginning on the effective date of the Merger. The shares subject to the lock-up will be released from those restrictions in three even installments as of the 180th, 270th and 365th days of the term of the lock-up agreement.

The Merger Agreement contains certain termination rights for each of Annapolis Bancorp and FNB, as the case may be, applicable upon the occurrence or non-occurrence of certain events, including: final, non-appealable denial of required regulatory approvals; if, subject to certain conditions, the Merger has not been completed by June 30, 2013; a breach by the other party that is not or cannot be cured within 30 days if such breach would result in a failure of the conditions to closing set forth in the Merger Agreement; Annapolis Bancorp’s shareholders failing to approve the transaction by the required vote; entry by the Board of Directors of Annapolis Bancorp into an alternative business combination transaction pursuant to a “superior proposal”, as defined by the Merger Agreement; the failure of the Board of Directors of Annapolis Bancorp to recommend the Merger to its shareholders; or if, during a specified period prior to the closing of the Merger, the average closing price of FNB common stock is less than 75% of its average closing price over the 10 trading days immediately prior to the execution of the Merger Agreement, and FNB common stock underperforms a specified peer group index by more than 17.5%. If the Merger Agreement is terminated under certain circumstances, Annapolis Bancorp has agreed to pay FNB a termination fee of $2.5 million.

In connection with the execution of the Merger Agreement, all of the directors of Annapolis Bancorp entered into substantially identical voting agreements with FNB pursuant to which such individuals have agreed, among other things, to vote their respective shares of

Annapolis Bancorp common stock in favor of the approval of the Merger Agreement and the transactions contemplated thereby. The form of voting agreement is included in Exhibit 2.1 as an exhibit to the Merger Agreement and is incorporated herein by reference.

The Merger Agreement also provides for Richard M. Lerner, the Chairman and Chief Executive Officer of Annapolis Bancorp, to enter into an employment agreement with FNB for a one-year term, renewable by mutual agreement of Mr. Lerner and FNB. Under the employment agreement, Mr. Lerner will assist FNB with various transition-related activities. The employment agreement is expected to be signed by Mr. Lerner and FNB at the closing for the Merger.

The foregoing summary of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of such document, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

The representations, warranties and covenants of each party set forth in the Merger Agreement have been made only for purposes of, were and are solely for the benefit of the parties to, the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. In addition, the representations and warranties in the Merger Agreement (i) will not survive consummation of the Merger, unless otherwise specified therein, and cannot be the basis for any claims under the Merger Agreement by the other party after termination of the Merger Agreement, except as the result of a willful breach), and (ii) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures. Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information regarding FNB, Annapolis Bancorp, their respective affiliates or their respective businesses. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding FNB or Annapolis Bancorp, their respective affiliates or their respective businesses, the Merger Agreement and the Merger that will be contained in, or incorporated by reference into, the Registration Statement on Form S-4 that will include a Proxy Statement of Annapolis Bancorp and a Prospectus of FNB, as well as in the Forms 10-K, Forms 10-Q and other filings that each of FNB and Annapolis Bancorp make with the SEC.

Important Additional Information About the Merger.

In connection with the Merger, FNB will file with the SEC a Registration Statement on Form S-4 that will include a Proxy Statement of Annapolis Bancorp and a Prospectus of FNB, as well as other relevant documents concerning the proposed transaction. SHAREHOLDERS OF ANNAPOLIS BANCORP ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the Proxy Statement/Prospectus, as well as other filings containing information about FNB and Annapolis Bancorp, may be obtained at the SEC’s internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from FNB at www.fnbcorporation.com under the heading “Investor Relations”; or from Annapolis Bancorp at www.bankannapolis.com under the tab “Investors”, and then under the heading “Documents.” Copies of the Proxy Statement/Prospectus can also be obtained, free of charge, by directing a request to F.N.B. Corporation, One F.N.B. Boulevard, Hermitage, PA 16148, (724) 983-3431, Attention: David B. Mogle, Corporate Secretary.

FNB and Annapolis Bancorp and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Annapolis Bancorp in connection with the Merger. Information about the directors and executive officers of

FNB is set forth in the proxy statement for FNB’s 2012 annual meeting of shareholders, as filed with the SEC on April 4, 2012. Information about the directors and executive officers of Annapolis Bancorp is set forth in the proxy statement for Annapolis Bancorp’s 2012 annual meeting of shareholders, as filed with the SEC on April 13, 2012. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement/Prospectus regarding the Merger when it becomes available.

Item 9.01	Financial Statements and Exhibits.

(d)         Exhibits

2.1	Agreement and Plan of Merger between F.N.B. Corporation and Annapolis Bancorp, Inc., dated as of October 22, 2012 (Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

F.N.B. CORPORATION

By:	/s/ James G. Orie
James G. Orie,
Chief Legal Officer

Date: October 23, 2012

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger between F.N.B. Corporation and Annapolis Bancorp, Inc., dated as of October 22, 2012 (Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.)